Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated August 10, 2010

ETN and index data as of June 30, 2010

Description

The PowerShares DB Agriculture Double Long Exchange Traded Note (Symbol: DAG),
PowerShares DB Agriculture Long Exchange Traded Note (Symbol: AGF), PowerShares
DB Agriculture Short Exchange Traded Note (Symbol: ADZ) and PowerShares DB
Agriculture Double Short Exchange Traded Note (Symbol: AGA) (collectively, the
"PowerShares DB Agriculture ETNs") are the first exchange-traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of the agriculture sector.

All of the PowerShares DB Agriculture ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index -- Optimum Yield Agriculture[TM],
which is composed of corn, wheat, soybean and sugar futures contracts.

PowerShares DB Agriculture ETN and Index Data

Ticker symbols
Agriculture Double Long           DAG
Agriculture Long                  AGF
Agriculture Short                 ADZ
Agriculture Double Short          AGA
Intraday indicative value symbols
Agriculture Double Long           DAGIV
Agriculture Long                  AGFIV
Agriculture Short                 ADZIV
Agriculture Double Short          AGAIV
CUSIP symbols
Agriculture Double Long           25154H558
Agriculture Long                  25154H533
Agriculture Short                 25154H541
Agriculture Double Short          25154H566
Details
ETN price at initial listing      $25.00
Inception date                    4/14/08
Maturity date                     4/1/38
Yearly investor fee               0.75%
Leveraged reset frequency         Monthly
Listing exchange                  NYSE Arca
Index symbol                      DBLCYEAG
Issuer
Deutsche Bank AG, London Branch
Long-term Unsecured Obligations

DAG PowerShares DB Agriculture Double Long ETN
AGF PowerShares DB Agriculture Long ETN
ADZ PowerShares DB Agriculture Short ETN
AGA PowerShares DB Agriculture Double Short ETN

Index History(1) (Growth of $10,000 since July 31, 2006)
[GRAPHIC OMITTED]

ETN Performance and Index History (%)(1)
                                1 Year 3 Year 5 Year    10 Year ETN Inception
ETN Performance
Agriculture Double Long         -32.07    --     --        --      -46.78
Agriculture Long                -16.31    --     --        --      -24.28
Agriculture Short                14.33    --     --        --       22.73
Agriculture Double Short         27.91    --     --        --       41.70
Index History
Deutsche Bank Liquid Commodity Index -- Optimum Yield Agriculture
+2x Levered                     -32.07 -18.57    --        --      -46.78
Deutsche Bank Liquid Commodity Index -- Optimum Yield Agriculture
+1x Levered                     -16.31  -5.96    --        --      -24.28
Deutsche Bank Liquid Commodity Index -- Optimum Yield Agriculture
-1x Levered                      14.33  -0.24    --        --       22.73
Deutsche Bank Liquid Commodity Index -- Optimum Yield Agriculture
-2x Levered                      27.91  -8.00    --        --       41.70
Comparative Indexes(2)
SandP 500                        14.43  -9.81    --        --       -8.90
Barclays Capital U.S. Aggregate   9.50   7.55    --        --        6.59

Source: Invesco PowerShares, Bloomberg L.P.

(1) Index history is for illustrative purposes only and does not represent actual PowerShares DB Agriculture ETN performance. The inception date of the
Deutsche Bank Liquid Commodity Index - Optimum Yield Agriculture[TM] is July 12,
2006. Index history is based on a combination of the monthly returns from the
Deutsche Bank Liquid Commodity Index -- Optimum Yield Agriculture Excess
Return[TM] (the "Agriculture Index") plus the monthly returns from the DB
3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Agriculture ETNs, less the investor fee. The
Agriculture Index is intended to reflect changes in the market value of certain agriculture futures contracts on corn, wheat, soybeans and sugar. The T-Bill
Index is intended to approximate the returns from investing in 3-month United
States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT
GUARANTEE FUTURE RESULTS. For current index and PowerShares DB Agriculture ETN performance, go to dbfunds.db.com/notes.

powersharesetns.com | dbfunds.db.com/notes 800 983 0903 | 877 369 4617

Index data as of June 30, 2010
Volatility (%)(1,2)
           Index      Index        Index  Index
           +2x        +1x          -1x    -2x
1 Year     35.84      17.92        17.92  35.84
3 Year     53.73      26.93        26.71  53.54
3-Year Historical Correlation(1,2)
           Index      Index        Index  Index
            +2x        +1x          -1x    -2x
SandP 500  0.293      0.293       -0.301 -0.300
Barclays
Capital U.S.
Aggregate  0.385      0.383       -0.383 -0.382
Annual Index Performance (%)(1)
           Index      Index        Index  Index
           +2x        +1x          -1x    -2x
2006       24.07      14.89        -7.78 -20.39
2007       59.30      30.21       -19.57 -39.63
2008      -44.38     -19.36         9.52   3.81
2009        5.64       4.33        -8.74 -19.51
2010 YTD  -41.23     -22.24        24.64  52.65

DAG PowerShares DB Agriculture Double Long ETN
AGF PowerShares DB Agriculture Long ETN
ADZ PowerShares DB Agriculture Short ETN
AGA PowerShares DB Agriculture Double Short ETN

What are the PowerShares DB Agriculture ETNs?

The PowerShares DB Agriculture ETNs are senior unsecured obligations issued by
Deutsche Bank AG, London Branch that are linked to a total return version of the
Deutsche Bank Liquid Commodity Index -- Optimum Yield Agriculture[TM]. The index is designed to reflect the performance of certain agriculture futures contracts on corn, wheat, soybeans and sugar.

Investors can buy and sell the PowerShares DB Agriculture ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.
Investors may redeem the PowerShares DB Agriculture ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.

Benefits and Risks of PowerShares DB Agriculture ETNs
ETNs are some of the more benefit-rich investment vehicles available in the marketplace today.

Benefits                      Risks
[]  Leveraged and short notes [] Non-principal protected
[]  Relatively low cost       [] Leveraged losses
[]  Intraday access           [] Subject to an investor fee
[]  Listed                    [] Limitations on repurchase
[]  Transparent               [] Concentrated exposure
[]  Tax treatment(3)          [] Credit risk of the issuer

(2) The SandP 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Bond Index(TM) is an
unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude.
Volatility is the annualized standard deviation of index returns.

(3) Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax adviser.

Long, Short, and Leveraged exposure to commodities has never been easier.(SM)

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds. db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983 0903
| 877 369 4617, or you may request a copy from any dealer participating in this offering.

The PowerShares DB Agriculture ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment.
Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB Agriculture ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch, and the amount due on the PowerShares DB Agriculture
ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The
PowerShares DB Agriculture ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the
PowerShares DB Agriculture ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Agriculture ETNs is not
equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your
PowerShares DB Agriculture ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Agriculture
ETNs is zero, your investment will expire worthless.

The PowerShares DB Agriculture ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of
PowerShares DB Agriculture ETNs that you may redeem directly with Deutsche Bank
AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Agriculture ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Agriculture ETNs are concentrated in agriculture commodity futures contracts. The market value of the PowerShares DB Agriculture ETNs may be influenced by many unpredictable factors, including, among other things, volatile agriculture prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares
DB Agriculture ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector. The PowerShares DB Agriculture Double
Long ETN and PowerShares DB Agriculture Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares([R]) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Invesco Distributors, Inc. will be compensated by Deutsche Bank or its affiliates for providing these marketing services. Neither Invesco Distributors,
Inc. or Invesco PowerShares Capital Management LLC are affiliated with Deutsche
Bank. An investor should consider the PowerShares DB Agriculture ETNs'
investment objectives, risks, charges and expenses carefully before investing.
An investment in the PowerShares DB Agriculture ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

[C] 2010 Invesco PowerShares Capital Management LLC P-DBAG-ETN-PC-1 07/10
 powersharesetns.com | dbfunds.db.com/notes 800 983 0903 | 877 369 4617